Exhibit 10.28
EXECUTION VERSION
CONFIDENTIAL

SHARE PURCHASE AGREEMENT

between
SINA CORPORATION
and
CRIC HOLDINGS LIMITED
Dated as of July 23, 2009

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms	2
SECTION 1.02. Definitions	10
SECTION 1.03. Interpretation and Rules of Construction	12
ARTICLE II
TRANSFER OF SINA JV SHARES; SUBSCRIPTION OF SUBSCRIPTION SHARES
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SINA

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF CRIC
ARTICLE V
ADDITIONAL AGREEMENTS

Page

SECTION 5.14. Further Action	47
ARTICLE VI
CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of SINA	47
SECTION 6.02. Conditions to Obligations of CRIC	48
ARTICLE VII
INDEMNIFICATION
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination	51
SECTION 8.02. Effect of Termination	52
ARTICLE IX
GENERAL PROVISIONS

SCHEDULES

Schedule A	Draft Form F-1
Schedule 3.14(b)	List of Trademark Registrations and Application
Schedule 4.03(e)	List of Shareholders Post-Closing

SINA Disclosure Schedule
CRIC Disclosure Schedule

EXHIBITS

Exhibit A	Shareholders Agreement
Exhibit B	Registration Rights Agreement

     SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 23, 2009, between SINA CORPORATION, a company organized under the laws of the Cayman Islands (“SINA”), and CRIC HOLDINGS LIMITED, a company organized under the laws of the Cayman Islands (“CRIC”).
     WHEREAS, China Online Housing Technology Corporation, a company organized under the laws of the Cayman Islands (“China Online”) operates an online real estate media platform in the PRC that provides information and updates related to real estate, home furnishing and construction in China and provides real estate, home furnishing and construction advertising services (the “China Online Business”);
     WHEREAS, SINA owns 33,000,000 ordinary shares (the “SINA JV Shares”) of China Online, par value $1.00 each (the “China Online Shares”), representing 66% of the issued and outstanding China Online Shares, and E-house (China) Information Technology Service Limited, a company organized under the laws of the British Virgin Islands (“E-House Info”), owns 17,000,000 China Online Shares, representing 34% of the issued and outstanding China Online Shares;
     WHEREAS, SINA wishes to transfer to CRIC the SINA JV Shares upon the terms and subject to the conditions set forth herein;
     WHEREAS, on or prior to the consummation of the transactions contemplated by this Agreement, SINA and China Online will enter into an Amended and Restated Agency Agreement (the “Agency Agreement”);
     WHEREAS, on or prior to the consummation of the transactions contemplated by this Agreement, Shanghai SINA Leju Information Technology Co. Ltd., a wholly-owned subsidiary of China Online HK (the “China Online WFOE”), will enter into (i) an Amended and Restated Software License Agreement with SINA WFOE (as defined below) (the “Software License Agreement”), (ii) an Amended and Restated Domain Name License Agreement with Beijing SINA Information Service Co., Ltd., a PRC limited liability company controlled by SINA (“Beijing SINA”) (the “Domain Name License Agreement”), and (iii) an Amended and Restated Trademark License Agreement with Beijing SINA (the “Trademark License Agreement”);
     WHEREAS, in consideration for the foregoing, CRIC wishes to issue to SINA, and SINA wishes to subscribe from CRIC, at the Closing, on the terms and subject to the conditions set forth herein, ordinary shares of CRIC, par value $.0002 each (“CRIC Shares”), representing 39% of all CRIC Shares (excluding (i) any CRIC Shares to be issued in the IPO and (ii) any CRIC Shares to be issued upon exercise, conversion or exchange of options or other securities) (the “Subscription Shares”);
     WHEREAS, CRIC (i) provides real estate information and consulting services and real estate advertising services and (ii) operates a business-to-business and business-to-consumer Internet platform targeting participants in the real estate industry, as currently conducted or contemplated to be conducted by CRIC or its Subsidiaries anywhere in the world, (the “CRIC Business”); and

     WHEREAS, on or prior to the consummation of the transactions contemplated by this Agreement, SINA and E-House (China) Holdings Limited (“E-House”) will enter into a shareholders agreement (the “Shareholders Agreement”), substantially in the form attached hereto as Exhibit A.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, SINA and CRIC hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether known or unknown, pleaded or unpleaded, direct or indirect, matured or un-matured, material or immaterial, contingent or absolute, by or before any Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Ancillary Agreements” means the Agency Agreement, the Software License Agreement, the Domain Name License Agreement, the Trademark License Agreement, the Shareholders Agreement, the Registration Rights Agreement and the Mutual Waivers.
     “Balance Sheet Date” means December 31, 2008.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing.
     “China Online Assets” means the properties and assets of the China Online Companies, including the China Online Leased Real Property and any China Online Intellectual Property or IT Assets, in each case, used or intended to be used in the conduct of the China Online Business or otherwise owned, leased or used by the China Online Companies, and, with respect to contract rights, the benefits of all contracts, agreements and other arrangements used or intended to be used by China Online Companies in or relating to the conduct of the China Online Business.
     “China Online Companies” means China Online, the China Online Subsidiaries, the China Online Domestic Entity, and any and all other corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by China Online directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with China Online and any Person that is not a natural Person and that is controlled by a China Online Company.

     “China Online Domestic Entity” means Beijing Yisheng Leju Information Services Co., Ltd.
     “China Online F-1 Disclosure” shall mean any and all information, statements or other disclosure in the Draft Form F-1 or the Final Form F-1 relating to, describing, derived from or otherwise concerning SINA, any of its Affiliates (including any China Online Company) and any director, officer or employee of any of the foregoing, or any China Online Assets, the China Online Financial Statements, China Online Interim Financial Statements and those elements of the pro forma financial statements of CRIC and China Online based upon the financial statements or financial or accounting records of China Online.
     “China Online HK” means China Online Housing (Hong Kong) Co. Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of China Online.
     “China Online Intellectual Property” means China Online Owned Intellectual Property and China Online Licensed Intellectual Property.
     “China Online IP Agreements” means all (i) licenses of Intellectual Property to any China Online Company, and (ii) licenses of Intellectual Property by any China Online Company to third parties.
     “China Online Leased Real Property” means the Real Property leased by any China Online Company as tenant, together with, to the extent leased by any China Online Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any China Online Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     “China Online Licensed Intellectual Property” means all Intellectual Property owned by third parties (including SINA or any of its Affiliates) and licensed to any China Online Company pursuant to the China Online IP Agreements.
     “China Online Material Adverse Effect” means any circumstance, change in or effect on the China Online Companies or the China Online Business that, individually or in the aggregate with all other circumstances, changes in or effects on the China Online Companies or the China Online Business: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the China Online Companies or the China Online Business or (b) is reasonably likely to materially and adversely affect the ability of the China Online Companies to operate or conduct the China Online Business in the manner in which it is currently or contemplated to be operated or conducted by the China Online Companies; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “China Online Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the China Online Companies operate (including legal and regulatory changes), (ii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, or (iii) changes arising from the consummation of the transactions or the announcement of the execution of this Agreement; provided, that, with respect to clauses (i) and (ii), any such circumstance, change or effect shall be included to the extent such circumstance, change or effect has a materially disproportionate effect on the China Online Companies or the China Online Business as compared to other industry participants.
     “China Online Owned Intellectual Property” means (i) all Intellectual Property owned by, under obligation of assignment to, or purported herein or in the SINA Disclosure Schedule to be owned by any China Online Company; and (ii) the Transferred Trademarks.
     “China Online Products” means all products (and for the avoidance of doubt, excludes consulting services) made commercially available or otherwise distributed to third parties by any China Online Company, including, as applicable, any and all China Online Software so made available or distributed.
     “China Online Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the China Online Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
     “China Online Software” means all Software owned by, under obligation of assignment to, or purported herein or in the SINA Disclosure Schedule to be owned by any China Online Company.
     “China Online Stock Option Plan” means the China Online Housing Technology Corporation 2008 Share Incentive Plan, as may be amended from time to time.
     “China Online Subsidiaries” means China Online HK and China Online WFOE.
     “Closing Date” means the date on which the Closing takes place.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “CRIC Assets” means the properties and assets of the CRIC Companies, including any CRIC Intellectual Property or IT Assets, in each case, used or intended to be used in the conduct of the CRIC Business or otherwise owned, leased or used by the CRIC Companies, and, with respect to contract rights, the benefits of all contracts, agreements and other arrangements used or intended to be used by the CRIC Companies or in or relating to the conduct of the CRIC Business.
     “CRIC Companies” means CRIC, the CRIC Subsidiaries, the CRIC Domestic Entities, and any and all other corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by CRIC directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with CRIC and any Person that is not a natural Person and that is controlled by a CRIC Company.
     “CRIC Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by CRIC to SINA in connection with this Agreement.
     “CRIC Domestic Entities” means Shanghai Tian Zhuo Advertising Co., Ltd., a PRC variable interest entity controlled by and consolidated with CRIC, and its Subsidiaries.
     “CRIC Financial Statements” means the audited consolidated balance sheet of CRIC for the fiscal year ended as of December 31, 2008, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and cash flows of CRIC, together with all related notes and schedules thereto, accompanied by the reports thereon of CRIC’s independent auditors.
     “CRIC Intellectual Property” means CRIC Owned Intellectual Property and CRIC Licensed Intellectual Property.
     “CRIC IP Agreements” means all (i) licenses of Intellectual Property to CRIC, and (ii) licenses of Intellectual Property by any CRIC Company to third parties.
     “CRIC Licensed Intellectual Property” means all Intellectual Property owned by third parties (including E-House or any of its Affiliates) and licensed to any CRIC Company pursuant to the CRIC IP Agreements.
     “CRIC Material Adverse Effect” means any circumstance, change in or effect on the CRIC Companies or the CRIC Business that, individually or in the aggregate with all other circumstances, changes in or effects on the CRIC Companies or the CRIC Business: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the CRIC Companies or the CRIC Business or (b) is reasonably likely to materially and adversely affect the ability of the CRIC Companies to operate or conduct the CRIC Business in the manner in which it is currently or contemplated to be operated or conducted by the CRIC Companies; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “CRIC Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the CRIC Companies operate (including legal and regulatory changes), (ii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, or (iii) changes arising from the consummation of the transactions or the announcement of the execution of this Agreement; provided, that, with respect to clauses (i) and (ii), any such circumstance, change or effect shall be included to the extent such circumstance, change or effect has a materially disproportionate effect on the CRIC Companies or the CRIC Business as compared to other industry participants.

     “CRIC Owned Intellectual Property” means all Intellectual Property owned by, under obligation of assignment to, or purported herein or in the CRIC Disclosure Schedule to be owned by any CRIC Company.
     “CRIC Permit” means any permit, certificate, license, consent, franchise, waiver or authorization of any Governmental Authority obtained or possessed by CRIC in respect of the CRIC Business or the CRIC Assets.
     “CRIC Post-Closing Information” means any and all of the following information of or relating to any CRIC Company or China Online Company: all trade secrets, unpublished Intellectual Property, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operating methods, product development techniques, business acquisition plans, new personnel acquisition plans, information relating to their respective customers, suppliers, creditors, business partners and others having dealings with any of them, and all other information which is of a confidential or proprietary nature with respect to the CRIC Companies or the China Online Companies.
     “CRIC Products” means all products (and for the avoidance of doubt, excludes consulting services) made commercially available or otherwise distributed to third parties by CRIC, including, as applicable, any and all CRIC Software so made available or distributed.
     “CRIC Share Incentive Plan” means the CRIC Holdings Limited 2008 Share Incentive Plan approved by the shareholders of CRIC on September 9, 2008.
     “CRIC Software” means all Software owned by, under obligation of assignment to, or purported herein or in the CRIC Disclosure Schedule to be owned by any CRIC Company.
     “CRIC Subsidiaries” means the Subsidiaries of CRIC.
     “Draft Form F-1” means the draft Form F-1 registration statement, a copy of which is attached hereto as Schedule A.
     “Encumbrance” means with respect to any asset (including any security) any security interest, pledge, hypothecation, mortgage, lien, license, claim, charge, title retention, right to acquire, option, levy, proxy, right of first refusal, and any other encumbrance or condition whatsoever.
     “Final Form F-1” means the registration statement on form F-1 declared effective by the SEC in connection with the IPO, together with (i) all pricing and related information (and information dependent thereon) and (ii) any post-effective amendment thereto, together forming part of the “general disclosure package” or “time of sale information” to be conveyed to investors in the IPO, as contemplated by the underwriting agreement for the IPO.
     “GAAP” means generally accepted accounting principles and practices in the United States in effect from time to time applied consistently throughout the periods involved.

     “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
     “Indemnified Party” means a SINA Indemnified Party or a CRIC Indemnified Party, as the case may be.
     “Indemnifying Party” means SINA pursuant to Section 7.02 or CRIC pursuant to Section 7.03, as the case may be.
     “Intellectual Property” means, in any and all jurisdictions worldwide, all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know-how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals, continuations, continuations-in-part, substitutions and extensions for any of the foregoing in (i)-(v), and (vii) any and all other proprietary rights.
     “IPO” means the initial public offering of CRIC Shares and simultaneous listing of CRIC Shares on Nasdaq National Market or the New York Stock Exchange.
     “IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
     “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
     “Market Capitalization” means (a) the sum of the number of issued and outstanding CRIC Shares immediately prior to the Closing plus the number of CRIC Shares to be issued in the IPO, multiplied by (b) the IPO price (exclusive of any underwriting discounts or commissions) per CRIC Share set forth in the Final Form F-1.
     “Modern Information” means Modern Information Ltd., a company organized under the laws of the British Virgin Islands.
     “Off-the-Shelf Software” means, with respect to any Person, all Software that is commercially available off-the-shelf Software that (i) has not been modified or customized for such Person, and (ii) is licensed to such Person for a one-time or annual fee of $10,000 or less.
     “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which CRIC or China Online, as the case may be, is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $10,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.

     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     “PRC” means the People’s Republic of China.
     “Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or under similar licensing or distribution models that (i) require the licensing or distribution of source code of such Software to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any such Software, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) require the licensing of any such Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; (vi) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative in its Open Source Definition as set forth on www.opensource.org.
     “Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
     “Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
     “Registration Rights Agreement” means the Registration Rights Agreement to be entered between E-House, SINA and CRIC as at the Closing, substantially in the form attached hereto as Exhibit B.
     “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
     “SINA Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by SINA to CRIC in connection with this Agreement.
     “SINA Post-Closing Information” means any and all of the following information of or relating to SINA or any of its Subsidiaries (excluding any China Online Company): all trade secrets, unpublished Intellectual Property, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operating methods, product development techniques, business acquisition plans, new personnel acquisition plans, information relating to their respective customers, suppliers, creditors, business partners and others having dealings with any of them, and all other information which is of a confidential or proprietary nature with respect to SINA or any of its Subsidiaries (excluding any China Online Company).

     “SINA WFOE” means SINA.com Technology (China) Co. Ltd., a limited liability company in the PRC and a wholly-owned subsidiary of SINA.
     “Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
     “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.
     “Tax” or “Taxes” means all national, federal, state, local municipal and foreign direct and indirect taxes, duty, fees, charges, imposts or levy and other assessments of a similar nature including, without limiting the generality of the foregoing: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, shares, payroll, operation of a business, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; (iv) customs duties, countervailing duties, anti-dumping duties, safeguard duties, tariffs excise duties, sales tax, service tax, goods and services tax and similar charges and (v) obligations pursuant to laws of escheat or unclaimed or abandoned property, in the case of each of the foregoing clause (i) through (v), whether imposed directly or through withholding and including any interest, fine, surcharge, increases, charges, fees, additions to tax, for failure to pay, deduct, withhold or delay in payment of tax or otherwise or penalties applicable thereto.
     “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
     “Transaction Documents” means this Agreement and all other documents delivered or required to be delivered by any party pursuant to this Agreement, including the Ancillary Agreements.
     “Transferred Trademarks” means the trademark registrations and application set forth in Section 3.14(b) of the SINA Disclosure Schedule.
     SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Adjusted Option”	5.12(b)

Definition	Location

“Agency Agreement”	Recitals
“Agreement”	Preamble
“Beijing SINA”	Recitals
“China Online”	Recitals
“China Online Business”	Recitals
“China Online Control Agreements”	3.23
“China Online Financial Statements”	3.08(a)
“China Online Interim Financial Statements”	3.08(a)
“China Online Material Contracts”	3.13(a)
“China Online Option”	5.12(b)
“China Online Permit”	3.15
“China Online Plans”	3.19(a)
“China Online Related Party Transaction”	3.25
“China Online Shares”	Recitals
“China Online WFOE”	Recitals
“Closing”	2.03
“Confidentiality Agreement”	5.07(a)
“CRIC”	Preamble
“CRIC Business”	Recitals
“CRIC Indemnified Party”	7.02
“CRIC Related Party Transaction”	4.08
“CRIC Shares”	Recitals
“Dispute”	9.13(b)
“Domain Name License Agreement”	Recitals
“E-House”	Recitals
“E-House Info”	Recitals
“HKIAC”	9.13(b)(i)
“HKIAC Rules”	9.13(b)(i)
“Loss”	7.02
“Mutual Waivers”	5.04
“Non-Consented Disclosure”	5.06
“Public Filing Date”	5.06
“Recipient”	5.07(b)
“Related Party Transaction Approval Process”	5.05
“Released Parties”	5.04
“Releasing Parties”	5.04
“Shareholders Agreement”	Recitals
“SINA”	Preamble
“SINA Employee”	5.12(c)
“SINA Indemnified Party”	7.03
“SINA JV Shares”	Recitals
“Software License Agreement”	Recitals
“Subscription Shares”	Recitals
“Third Party Claim”	7.05(b)

Definition	Location

“Trademark License Agreement”	Recitals
     SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (g) references to a Person are also to its successors and permitted assigns; and
     (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
     (i) unless otherwise indicated, references to “$” are to US$, the lawful currency of the United States of America.
ARTICLE II
TRANSFER OF SINA JV SHARES; SUBSCRIPTION OF SUBSCRIPTION SHARES
     SECTION 2.01. Transfer of the SINA JV Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, SINA shall sell, convey, assign, transfer and deliver to CRIC, the SINA JV Shares, and CRIC shall purchase the SINA JV Shares.
     SECTION 2.02. Subscription of the Subscription Shares. In consideration for the SINA JV Shares and upon the terms and subject to the conditions of this Agreement, at the

Closing, CRIC shall issue to SINA, and SINA shall subscribe from CRIC, the Subscription Shares.
     SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the SINA JV Shares and the issuance of and subscription for the Subscription Shares, each as contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 12th Floor East Tower, Twin Towers, B-12 Jianguomenwai Dajie, Beijing at 11:00 a.m. Beijing time following the satisfaction or waiver of all of the conditions to the obligations of the parties hereto set forth in Section 6.01 and Section 6.02 (other than such conditions as can only be satisfied contemporaneous with Closing) on the closing date of the IPO. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect and the receiving party must within ten (10) Business Days return any such delivery to the delivering party unless otherwise instructed by the delivering party.
     SECTION 2.04. Closing Deliveries by SINA. At the Closing, SINA shall deliver or cause to be delivered to CRIC:
    (a) share certificates evidencing the SINA JV Shares duly and validly endorsed in favor of CRIC, or accompanied by stock powers duly and validly executed by SINA, in either case, sufficient to vest in CRIC full and valid title to such SINA JV Shares and with all required share transfer tax stamps affixed;
    (b) executed counterparts of each Ancillary Agreement to which SINA or any of its Subsidiaries is a party;
    (c) a true and complete copy of resolutions duly and validly adopted by the Board of Directors of SINA evidencing its authorization and approval of (i) the execution and delivery of this Agreement and the Ancillary Agreements, (ii) the transfer of the SINA JV Shares to CRIC and the entry of CRIC into the record book of China Online as the record owner of the SINA JV Shares and (iv) the consummation of the transactions contemplated hereby and thereby;
    (d) a certificate of an authorized officer of SINA certifying as to the incumbency of the director or officer (who shall not be the Chief Executive Officer) executing this Agreement and the other instruments, documents, certificate and agreements contemplated hereby;
    (e) evidence, in form and substance reasonably satisfactory to CRIC, of the transfer of the Transferred Trademarks as contemplated in Section 5.09 hereof; and
    (f) evidence, in form and substance reasonably satisfactory to CRIC, of the transfer of all equity interest in Beijing SINA to a nominee or nominees acceptable to CRIC in its sole discretion.

     SECTION 2.05. Closing Deliveries by CRIC. At the Closing, CRIC shall deliver to SINA:
    (a) duly issued certificates representing the Subscription Shares, registered in the name of SINA;
    (b) executed counterparts of each Ancillary Agreement to which CRIC or E-House is a party;
    (c) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of CRIC evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
    (d) a certificate of an authorized officer of CRIC certifying as to the incumbency of the director or officer (who shall not be the Chief Executive Officer) executing this Agreement and the other instruments, documents, certificate and agreements contemplated hereby;
    (e) evidence, in form and substance reasonably satisfactory to SINA, of the transfer by Modern Information to CRIC 78 ordinary shares, with no par value each, of E-House Info; and
    (f) a true and complete copy of the share register of CRIC as of the Closing reflecting the ownership of the number of issued and outstanding CRIC Shares beneficially owned by E-House and Modern Information as set forth next to such shareholder’s name on Schedule 4.03(e).
     SECTION 2.06. Shares.
    (a) The Subscription Shares shall not be registered under the Securities Act and, shall be held subject to the restrictions on transfer and other provisions of the Shareholders Agreement.
    (b) SINA hereby acknowledges and agrees that, in addition to the restrictions on transfers of the Subscription Shares contained in the Shareholders Agreement, the Subscription Shares have not been registered under the Securities Act and may not be re-offered or sold except pursuant to a registration statement or an exemption from the registration requirements of the Securities Act. SINA further acknowledges and agrees that the certificates for such Subscription Shares, if issued, shall bear a legend in English as follows, and CRIC’s transfer agent shall be instructed to annotate the Subscription Shares in the share record book of CRIC with the following restriction:
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT (I) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT

AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR (III) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.
     THE SECURITIES ARE SUBJECT TO THE PROVISIONS SET FORTH IN THE SHAREHOLDERS AGREEMENT, DATED [•], 2009, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF CRIC HOLDINGS LIMITED. SUCH SHAREHOLDERS AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. ANY SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE SHAREHOLDERS AGREEMENT SHALL BE NULL AND VOID.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SINA
     Except as set forth in the SINA Disclosure Schedule, SINA hereby represents and warrants to CRIC, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as set forth below. Each exception set forth in the SINA Disclosure Schedule is identified by reference to the specific section or subsection of this Agreement and only relates to and qualifies such section or subsection, unless it is reasonably apparent that such exception also relates to another section or subsection, in which case it will also be deemed to relate to and qualify such other section or subsection.
     SECTION 3.01. Organization, Authority and Qualification of SINA and Certain Subsidiaries. Each of SINA, SINA WFOE and Beijing SINA is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of SINA, SINA WFOE and Beijing SINA is duly licensed or qualified to do business in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not (a) adversely affect the ability of SINA, SINA WFOE or Beijing SINA to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which they are, respectively, party or (b) adversely affect the ability of the China Online Companies to conduct the China Online Business. The execution and delivery of this Agreement and the Ancillary Agreements by each of SINA, SINA WFOE and Beijing SINA to which they are, respectively, party, the performance by each of SINA, SINA WFOE and Beijing SINA, of its respective obligations hereunder and thereunder and the consummation by each of SINA, SINA WFOE and Beijing SINA of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of SINA, SINA WFOE and Beijing SINA and its respective shareholders. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by each of SINA, SINA WFOE and Beijing SINA and (assuming due authorization, execution and delivery by CRIC) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of SINA, SINA WFOE and Beijing SINA, enforceable against SINA, SINA WFOE and Beijing SINA in accordance with their respective terms.
     SECTION 3.02. Organization, Authority and Qualification of China Online. China Online is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into the Ancillary Agreements to which it is named as a party, to carry out its obligations thereunder and to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the China Online Business as it has been and is currently conducted. China Online is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified would not (a) adversely affect the ability of SINA or the China Online Companies to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) adversely affect the ability of the China Online Companies to conduct the China Online Business. All corporate actions taken by China Online, including the execution and delivery of the Ancillary Agreements and the consummation of the transactions contemplated thereby, have been duly authorized, and China Online has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Memorandum or Articles of Association (or similar organizational documents). Upon the execution of the Ancillary Agreements to which China Online is named as a party, such Ancillary Agreements shall have been duly executed and delivered by China Online, and (assuming due authorization, execution and delivery by any CRIC Company named as a party thereto) shall constitute, legal, valid and binding obligations of China Online, enforceable against China Online in accordance with their respective terms. True and correct copies of the Memorandum and Articles of Association (or similar organizational documents) of China Online, each as in effect on the date hereof, have been delivered by SINA to CRIC.
     SECTION 3.03. Subsidiaries. (a) Section 3.03(a) of the SINA Disclosure Schedule sets forth a true and complete list of all the China Online Companies (other than China Online), listing for each China Online Company its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.
     (b) Other than those China Online Companies set forth in Section 3.03(a) of the SINA Disclosure Schedule, there are no corporations, partnerships, joint ventures, associations or other entities in which any China Online Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise)

to acquire the same. No China Online Company is a member of (nor is any part of the China Online Business conducted through) any partnership nor is any China Online Company a participant in any joint venture or similar arrangement.
     (c) Each China Online Company (other than China Online) that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to enter into the Ancillary Agreements to which it is named as a party, to carry out its obligations thereunder, to own, operate or lease the properties and assets owned, operated or leased by such China Online Company and to carry on its business as it has been and is currently conducted by such China Online Company and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified would not (x) adversely affect the ability of SINA or the China Online Companies to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (y) adversely affect the ability of such China Online Company to conduct its business or the China Online Business. Each China Online Company that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to enter into the Ancillary Agreements to which it is named a party, to own, operate or lease the properties and assets owned, operated or leased by such China Online Company and to carry on its business as it has been and is currently conducted by such China Online Company and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified would not (x) adversely affect the ability of SINA or the China Online Companies to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (y) adversely affect the ability of such China Online Company to conduct its business or the China Online Business.
     (d) All corporate actions taken by each China Online Company (other than China Online), including the execution and delivery of the Ancillary Agreements to which any China Online Company is named a party and the consummation of the transactions contemplated thereby, have been duly authorized and no China Online Company (other than China Online) has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum or Articles of Association (or similar organizational documents). Upon the execution of the Ancillary Agreements to which any China Online Company (other than China Online) is named a party, such Ancillary Agreements shall have been duly executed and delivered by any such China Online Companies party thereto, and (assuming due authorization, execution and delivery by CRIC) shall constitute, legal, valid and binding obligations of such China Online Company, enforceable against such China Online Company in accordance with their respective terms. True and complete copies of the Memorandum and Articles of Association (or similar organizational documents), in each case as in effect on the date hereof, of each China Online Company (other than China Online) have been delivered by SINA to CRIC.

     SECTION 3.04. Capitalization. (a) The authorized capital stock of China Online consists of 250,000,000 China Online Shares. As of the date hereof, (i) 50,000,000 China Online Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) no China Online Shares are reserved for issuance pursuant to employee share options granted pursuant to the China Online Stock Option Plan. None of the issued and outstanding China Online Shares was issued in violation of any preemptive rights. Except for employee share options issued under the China Online Stock Option Plan, true and correct details of which have been provided by SINA to CRIC, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the China Online Shares or obligating China Online to issue or sell any China Online Shares, or any other interest in, China Online. There are no outstanding contractual obligations of China Online to repurchase, redeem or otherwise acquire any China Online Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Immediately upon consummation of the transactions contemplated by this Agreement, the China Online Shares, including the SINA JV Shares, will be fully paid, non-assessable and free and clear of all Encumbrances. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the China Online Shares. The SINA JV Shares are owned of record and beneficially by SINA free and clear of all Encumbrances. Upon transfer of the SINA JV Shares to CRIC at the Closing in the manner provided in this Agreement, full and valid record and beneficial title to the SINA JV Shares will fully and effectively vest in CRIC, free and clear of any Encumbrances.
     (b) All the outstanding shares of capital stock of each China Online Company (other than China Online) that is a corporation are validly issued, fully paid, non-assessable and, except with respect to wholly owned China Online Companies, free of preemptive rights and are owned by China Online, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any China Online Company or obligating SINA or any China Online Company to issue or sell any shares of capital stock of, or any other interest in, any China Online Company. There are no voting trusts, shareholder agreements (other than as will be terminated prior to the Closing), proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any China Online Company.
     (c) The share register of each China Online Company accurately records: (i) the name and address of each Person owning shares of capital stock of such China Online Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such China Online Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.
     SECTION 3.05. Corporate Books and Records. The minute books of the China Online Companies contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the China Online Companies in all material respects. Copies of all such minute books and of the share register of each China Online Company have been provided by SINA to CRIC.

     SECTION 3.06. No Conflict. The execution, delivery and performance by each of SINA, SINA WFOE and Beijing SINA and the China Online Companies of this Agreement and the Ancillary Agreements to which they are, respectively, party, do not and will not (a) violate, conflict with or result in the breach of the Memorandum or Articles of Association (or similar organizational documents) of SINA, SINA WFOE, Beijing SINA or any China Online Company, (b) conflict with or violate any Law or Governmental Order applicable to SINA, SINA WFOE, Beijing SINA or any China Online Company or the assets, properties or businesses of SINA, SINA WFOE, Beijing SINA or any China Online Company or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which SINA, SINA WFOE, Beijing SINA or any China Online Company is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of SINA, SINA WFOE, Beijing SINA or any China Online Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) adversely affect the ability of the China Online Companies to conduct the China Online Business.
     SECTION 3.07. Governmental Consents and Approvals. The execution, delivery and performance by SINA, SINA WFOE, Beijing SINA and the China Online Companies of this Agreement and each Ancillary Agreement to which they are, respectively, party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by SINA, SINA WFOE, Beijing SINA or any China Online Company of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) as may be necessary as a result of any facts or circumstances relating solely to CRIC or any of its Affiliates.
     SECTION 3.08. Financial Information; Books and Records. (a) True and complete copies of (i) the audited consolidated balance sheet of China Online as of December 31, 2008, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and cash flows of China Online for the nine (9) month period then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of China Online’s independent auditors (collectively referred to herein as the “China Online Financial Statements”) and (ii) the unaudited consolidated balance sheet of China Online as of March 31, 2009, and the related unaudited consolidated statements of income, retained earnings, shareholders’ equity and cash flows of China Online, together with all related notes and schedules thereto (collectively referred to herein as the “China Online Interim Financial Statements”) have been delivered by SINA to CRIC. The China Online Financial Statements and the China Online Interim Financial Statements (I) were prepared in accordance with the books of account and other financial records of the China Online Companies, (II) present fairly the consolidated financial condition and results of operations of the China Online Companies as of the dates thereof or for the periods covered thereby, (III) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of China Online, and (IV) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the China Online Companies and the results of the operations of the China Online Companies as of the dates thereof or for the periods covered thereby.
     (b) The books of account and other financial records of the China Online Companies: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the China Online Companies, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.
     SECTION 3.09. Absence of Undisclosed Liabilities. There are no Liabilities of the China Online Companies, other than Liabilities (a) reflected or reserved against on the China Online Financial Statements, or (b) incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice, of the China Online Companies and which do not and could not have a China Online Material Adverse Effect. Reserves are reflected on the China Online Financial Statements against all Liabilities of the China Online Companies in amounts that have been established on a basis consistent with the past practices of the China Online Companies and in accordance with GAAP.
     SECTION 3.10. Conduct in the Ordinary Course. Since the Balance Sheet Date, the China Online Business has been conducted in the ordinary course consistent with past practice and there has not occurred any China Online Material Adverse Effect.
     SECTION 3.11. Litigation. There are no Actions by or against any China Online Company or by or against SINA or any Affiliate thereof relating to the China Online Business or China Online Assets or affecting SINA’s or its Affiliates’ ability to perform their respective obligations under this Agreement or any Ancillary Agreement, pending before any Governmental Authority (or, to the knowledge of SINA after due inquiry, threatened to be brought by or before any Governmental Authority). None of SINA, SINA WFOE, Beijing SINA, any China Online Company or any of the China Online Assets is subject to any Governmental Order (nor, to the knowledge of SINA after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had a China Online Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
     SECTION 3.12. Compliance with Laws. Except as would not (i) adversely affect the ability of SINA or any China Online Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) materially adversely affect the ability of the China Online Companies to conduct the China Online Business, China Online Companies have conducted and continue to conduct the China Online Business in accordance with all Laws and Governmental Orders applicable to the China Online Companies or the China Online Assets, and none of the China Online Companies is in violation of any such Law or Governmental Order.

     SECTION 3.13. Material Contracts. (a) Section 3.13(a) of the SINA Disclosure Schedule lists each of the following contracts and agreements (including oral agreements) of each China Online Company (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property, being “China Online Material Contracts”):
     (i) each contract, agreement, invoice, sales order, other arrangement or series thereof the furnishing of services by any China Online Company that: (A) is likely to involve consideration of more than $3,000,000 in the aggregate during the calendar year ending December 31, 2009, (B) is likely to involve consideration of more than $3,000,000 in the aggregate over the remaining term of the contract, (C) is entered into with any customer listed in Section 3.18 of the SINA Disclosure Schedule, provided that Section 3.13(a) of the SINA Disclosure Schedule need only include those that are likely to involve consideration of more than $3,000,000 or (D) cannot be cancelled by such China Online Company without penalty or further payment and without more than 30 days’ notice;
     (ii) all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which any China Online Company is a party, provided that Section 3.13(a) of the SINA Disclosure Schedule need only include those that are is likely to involve consideration of more than $1,000,000;
     (iii) all collective bargaining or other labor union contracts applicable to any persons employed or engaged by the China Online Business;
     (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which any China Online Company is a party and that cannot be cancelled by such China Online Company without penalty or further payment and without more than 30 days’ notice;
     (v) all contracts and agreements relating to Indebtedness of any China Online Company;
     (vi) all contracts and agreements with any Governmental Authority to which any China Online Company is a party;
     (vii) all contracts and agreements that limit or purport to limit the ability of any China Online Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
     (viii) all contracts and agreements between or among any China Online Company, on the one hand, and its shareholders or any Affiliate thereof, on the other hand, other than any Ancillary Agreements;
     (ix) all China Online IP Agreements other than agreements for Off-the-Shelf Software;

     (x) all contracts and agreements providing for benefits under any China Online Plan; and
     (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the China Online Companies as a whole or the conduct of the China Online Business, or the absence of which would have a China Online Material Adverse Effect.
     (b) Each China Online Material Contract: (i) is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. No China Online Company, nor SINA or any of its Affiliates (to the extent a party), is in breach of, or default under, any China Online Material Contract (except any China Online IP Agreement). No China Online Company, nor SINA or any of its Affiliates (to the extent a party) is in material breach of, or default under, any China Online IP Agreement. To the knowledge of SINA after due inquiry, no other party to any China Online Material Contract is in breach thereof or default thereunder and China Online has not received any notice of termination, cancellation, breach or default under any China Online Material Contract. SINA has made available to CRIC true and complete copies of all China Online Material Contracts.
     (c) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the China Online Assets (other than in the ordinary course of business consistent with past practice) or any of the China Online Shares.
     SECTION 3.14. Intellectual Property. (a) List of Intellectual Property. Section 3.14(a) of the SINA Disclosure Schedule sets forth a true and complete list of all (i) China Online Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) material unregistered trademarks and service marks included in the China Online Owned Intellectual Property and (iii) material China Online Products.
     (b) Section 3.14(b) of the SINA Disclosure Schedule sets forth a true and complete list of all Registered trademarks that are exclusively used in the China Online Business and Registered in the name of SINA or SINA WFOE (other than those trademarks that are licensed pursuant to the Trademark License Agreement).
     (c) Ownership; Sufficiency. China Online has sufficient rights to use the China Online Intellectual Property in connection with the operation of the China Online Business, all of which rights shall survive unchanged the consummation of the transactions contemplated by the Transaction Documents. The China Online Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the China Online Business, and there are no other items of Intellectual Property that are material to or necessary for the operation of the China Online Business or for the continued operation of the China Online Business immediately after the Closing in substantially the same manner as operated prior to the Closing. The China Online Companies are the exclusive owner of all right, title and interest in and to each item of material China Online Owned Intellectual Property (other than Transferred

Trademarks), free and clear of all Encumbrances (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Encumbrance. China Online has a valid license to use the material China Online Licensed Intellectual Property in connection with the operation of the China Online Business, subject only to the terms of the China Online IP Agreements.
     (d) Validity and Enforceability. The material China Online Owned Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the China Online Companies’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. The material Registered China Online Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect China Online’s interest therein and the chain of title thereof.
     (e) Infringement. Except as would not have a China Online Material Adverse Effect, the China Online Companies, the operation of the China Online Business and the use of the China Online Owned Intellectual Property in connection therewith do not, and have not in the last two (2) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no action or claim pending, asserted or, to the knowledge of SINA, threatened against any China Online Company or SINA concerning any of the foregoing, nor has any China Online Company or SINA received any notification that a license under any other Person’s Intellectual Property (other than licenses included in the China Online IP Agreements) is or may be required to operate the China Online Business. To the knowledge of SINA, no Person is engaging, or has engaged in the last two (2) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any material China Online Owned Intellectual Property, and there is no action or claim pending, asserted or threatened by any China Online Company against any other Person concerning any of the foregoing.
     (f) Protection Measures. The China Online Companies have taken reasonable measures consistent with industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the China Online Business, including the source code for any China Online Software or China Online Products and all other confidential China Online Intellectual Property. To the knowledge of SINA, no material confidential information, trade secrets or other confidential China Online Intellectual Property have been disclosed by the China Online Companies to any Person except pursuant to appropriate non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential China Online Intellectual Property confidential and to the knowledge of SINA, no party thereto is in material default of any such agreement.
     (g) Public Software. Except as would not have a China Online Material Adverse Effect, no Public Software has been used by the China Online Companies in connection with any China Online Software or China Online Product in a manner that requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public

Software) or limits the receipt of consideration in connection with the licensing or distribution of such China Online Software or China Online Product to any other Person.
     (h) China Online IP Agreements. China Online has not granted nor is it obligated to grant any Person any exclusive rights in, to or under any material China Online Intellectual Property.
     (i) IT Assets. The IT Assets owned by or licensed, pursuant to valid and enforceable license agreements, to the China Online Companies (including the China Online Software) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the China Online Business. To the knowledge of SINA, the IT Assets owned by or licensed to China Online are free from material bugs or other defects and do not contain any viruses. The China Online Companies have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices, and, to the knowledge of SINA and except as has not had or would not have a material impact on the China Online Companies or the China Online Business, no Person has gained unauthorized access to any IT Assets owned or licensed by the China Online Companies.
     CRIC acknowledges that in the event of a conflict between the representations and warranties contained in this Section 3.14 and any other representation or warranty contained in this Agreement with respect to Intellectual Property, including infringement, misappropriation or other violation of Intellectual Property the representations and warranties contained in this this Section 3.14 shall govern.
     SECTION 3.15. Permits. SINA has made available to CRIC prior to the date hereof a true and complete copy of each permit, certificate, license, consent, franchise, waiver or authorization of any Governmental Authority (each, a “China Online Permit”) obtained or possessed by China Online in respect of the China Online Business or the China Online Assets, each of which is listed in Section 3.15 of the SINA Disclosure Schedule. China Online has obtained and possess all China Online Permits and have made all registrations or filings with or notices to any Governmental Authority necessary for the lawful conduct of the China Online Business as presently conducted and operated, or necessary for the lawful ownership of its properties and assets or the operation of the China Online Business as presently conducted and operated. Each such China Online Permit is valid and in full force and effect and the China Online Companies are in material compliance with all such China Online Permits. Each such China Online Permit is included in the China Online Assets. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the revocation, cancellation or termination of, or any adverse amendment or modification to, any such China Online Permit. Any applications for the renewal of any such China Online Permit that are due prior to the Closing Date will be timely made or filed by the applicable China Online Company prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such China Online Permit is pending or threatened and, to SINA’s knowledge after due inquiry, there is no valid basis for any such proceeding, including the transactions contemplated by this Agreement and the Ancillary Agreements. No administrative or governmental Action has been taken in connection with the expiration, continuance or renewal of any such China Online Permit and, to SINA’s knowledge after due inquiry, there is no valid basis for any such Action.
     SECTION 3.16. Real Property. (a) China Online does not own any Real Property. Section 3.16(a) of the SINA Disclosure Schedule lists the street address of each parcel of China Online Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of China Online Leased Real Property. SINA has delivered to CRIC, true and complete copies of the leases in effect at the date hereof relating to the China Online Leased Real Property and (ii) there has not been any sublease or assignment entered into by any China Online Company in respect of the leases relating to the China Online Leased Real Property.
     (b) There is no material violation of any Law (including any building, planning or zoning law) relating to any of the China Online Leased Real Property. The China Online Companies are in peaceful and undisturbed possession of each parcel of the China Online Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the China Online Leased Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the China Online Leased Real Property are adequate for the conduct of the China Online Business as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the China Online Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the China Online Leased Real Property. No China Online Company has (i) leased any parcel or any portion of any parcel of China Online Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, or (ii) assigned its interest under any lease listed in Section 3.16(a) of the SINA Disclosure Schedule to any third party.
     SECTION 3.17. Assets. (a) The China Online Companies own, lease or have the legal right to use all the tangible properties and assets, including the China Online Leased Real Property, used or intended to be used in the conduct of the China Online Business or otherwise owned, leased or used by the China Online Companies, and, with respect to contract rights, are party to and enjoy the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by China Online Companies or in or relating to the conduct of the China Online Business, all of which properties, assets and rights constitute the China Online Assets. The China Online Companies have good and marketable title to, or, in the case of leased China Online Assets, valid and subsisting leasehold interests in, all the China Online Assets, free and clear of all Encumbrances, except Permitted Encumbrances.
     (b) The China Online Assets constitute all the properties, assets and rights as are necessary in the conduct of, the China Online Business. At all times since the Balance Sheet Date, China Online has caused the China Online Assets to be maintained in accordance with good business practice, and all the physical China Online Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

     SECTION 3.18. Customers. Listed in Section 3.18 of the SINA Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the China Online Business for the six-month period ended June 30, 2009 and the amount for which each such customer was invoiced during such period. China Online has not received any notice and does not have any reason to believe that any significant customer of the China Online Business has ceased, or will cease, to use the products or services of China Online, or has substantially reduced, or will substantially reduce, the use of such products or services at any time. None of the customers listed in Section 3.18 of the SINA Disclosure Schedule is an Affiliate of any China Online Company.
     SECTION 3.19. Employee Benefit Matters. (a) Section 3.19(a) of the SINA Disclosure Schedule lists (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which China Online or any of its Affiliates is a party, with respect to which China Online or any of its Affiliates has any obligation or which are maintained, contributed to or sponsored by China Online or any of its Affiliates for the benefit of any current or former employee, officer, director, consultant or independent contractor who provides, or has provided, services to the China Online Business, and (ii) any contracts, arrangements or understandings relating in any way to a sale of the China Online Business between China Online and any of the China Online Companies and any current or former employee, officer, director, consultant or independent contractor who provides, or has provided, services to the China Online Business (collectively, the “China Online Plans”). SINA has made available to CRIC a true and complete copy of such China Online Plans. Neither China Online nor any of its Affiliates has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement relating to the China Online Business, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual providing services to the China Online Business, (iii) to modify, change or terminate any China Online Plan or (iv) to increase the level of compensation payable under any China Online Plan.
     (b) Each China Online Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The China Online Companies have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any China Online Plan. No civil, criminal or administrative claim, hearing, arbitration, inquiry or proceeding is pending before any Governmental Authority or, to the knowledge of SINA after due inquiry, threatened to be brought by or before any Governmental Authority with respect to any China Online Plan (other than claims for benefits in the ordinary course consistent with past practice).
     (c) All contributions, premiums or payments required to be made with respect to any China Online Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. China Online and each of its Affiliates have made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all employees providing services to the China Online Business in accordance with applicable Law.
     (d) Neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, independent contractor officer or director providing services to the China Online Business to any increased or modified benefit or payment, (ii) increase the amount of compensation due to any such employee, consultant, independent contractor, officer or director, or (iii) accelerate the vesting, payment or funding of any compensation, equity-based award or benefit, incentive compensation, pension benefit, termination or redundancy pay, or other benefit.
     SECTION 3.20. Labor Matters. (a) There are no controversies pending or, to the knowledge of SINA after due inquiry, threatened between China Online or any of Affiliates and any of their respective employees who provide services to the China Online Business. Neither China Online nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to persons employed or engaged by the China Online Business, nor, to the knowledge of SINA after due inquiry, are there any activities or proceedings of any labor union to organize any such employees. With respect to the China Online Business, neither China Online nor any of its Affiliates has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against China Online or any of its Affiliates under any such agreement or contract. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of SINA after due inquiry, threat thereof, by or with respect to any employees providing services to the China Online Business.
     (b) With respect to the China Online Business, China Online and each of its Affiliates are in compliance in all material respects with all applicable Laws and Orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees providing services to the China Online Business and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply in all material respects with any of the foregoing. With respect to the China Online Business, China Online and each of its Affiliates have paid in full to all employees providing services to the China Online Business or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by the China Online Business.
     SECTION 3.21. Key Employees. Section 3.21 of the SINA Disclosure Schedule lists the name, place of employment or engagement, the current annual salary rates, bonuses, deferred or contingent compensation, pension, retention compensation and other like benefits paid or payable (in cash or otherwise) on an annualized basis in 2007, 2008 and 2009, the date of employment or engagement and a description of the position and job function of each current salaried employee, officer, director, consultant or independent contractor of China Online (and each person not employed by China Online but is currently engaged in respect of the China Online Business) whose annual compensation exceeded (or, in 2009, is expected to exceed) $70,000.
     SECTION 3.22. Internal Controls. Each of the China Online Companies (i) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of assets of such China Online Company, and (ii) maintains internal accounting controls which provide reasonable assurance that (a) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP, (b) receipts and expenditures are made only in accordance with general or specific authorizations of management and directors of such China Online Company, (c) access to their respective assets is permitted only in accordance with general or specific authorizations of management and directors of such China Online Company and (d) the reported accounting for their respective assets and liabilities is compared with existing assets and liabilities at reasonable intervals.
     SECTION 3.23. Control Agreements. Section 3.23 of the SINA Disclosure Schedule sets forth all of the agreements, contracts and instruments enabling China Online to effect control over and consolidate with its financial statements each China Online Company (collectively, the “China Online Control Agreements”). Each of the China Online Companies which is a party to the China Online Control Agreements has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the China Online Control Agreements to which it is a party, and has authorized, executed and delivered each of the China Online Control Agreements to which it is a party, and such obligations constitute valid, legal and binding obligations enforceable against it in accordance with the terms of each of the China Online Control Agreements. The execution, delivery and performance of each China Online Control Agreement by the parties thereto did not and is not reasonably expected to (i) result in any violation of the business license, articles of association, other constitutional documents (if any) or permits of any China Online Company; (ii) result in any violation of or penalty under any Laws of the PRC as in effect as of the date hereof, including any applicable building or zoning ordinances, covenants, or restrictions; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, agreement, arrangement, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject; except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a China Online Material Adverse Effect. Each China Online Control Agreement is in full force and effect and none of the China Online Companies which is a party to any China Online Control Agreement is in breach or default in the performance or observance of any of the terms or provisions thereof. To the knowledge of SINA after due inquiry, none of the parties to any China Online Control Agreement has sent or received any communication regarding termination of, or intention not to renew, any of the China Online Control Agreements, and no such termination or non-renewal has been threatened by any of the parties thereto. No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any of the China Online Control Agreements by any China Online Company, or any other party or obligor with respect thereto, has occurred or as a result of this Agreement or any Ancillary Document to which SINA is a party, or the performance hereof or thereof, will occur. Consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which SINA is a party will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any China Online Company under any China Online Control Agreement.
     SECTION 3.24. Certain Interests. (a) No shareholder, officer or director of any China Online Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:
     (i) has any direct or indirect financial interest in any competitor, supplier or customer of any China Online Company or the China Online Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;
     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that any China Online Company uses or has used in the conduct of the China Online Business or otherwise; or
     (iii) has outstanding any Indebtedness to any China Online Company.
     (b) None of the China Online Companies have any Liability of any nature whatsoever to any of its officers, directors or shareholders or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.
     SECTION 3.25. Related Party Transactions. Except as set forth in Section 3.25 of the SINA Disclosure Schedule, there are no contracts, agreements, arrangements, understandings, transactions or proposed transactions between any China Online Company, on the one hand, and any shareholder or Affiliate, on the other hand (any such transaction, a “China Online Related Party Transaction”). All China Online Related Party Transactions were on terms and conditions as favorable to such China Online Company as would have been obtainable by it at the time in a comparable arm’s length transaction with an unrelated party.
     SECTION 3.26. Taxes. (a) (i) All Tax Returns required to be filed by or with respect to each of the China Online Companies have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of each of the China Online Companies have been timely paid other than those (x) currently payable in the ordinary course of business without penalty or interest or (y) being contested in good faith by appropriate proceedings as of the date hereof; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Authority; (v) there are no pending Actions for the assessment or collection of Taxes against any of the China Online Companies; (vi) there are no Tax liens on any assets of any of the China Online Companies; (vii) each of the China Online Companies has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (viii) none of the China Online Companies is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns; and (ix) none of t the China Online Companies has any liability for the Taxes of any Person (other than another China Online Company).
     (b) Each of the China Online Companies has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of SINA after due inquiry, threatened.
     SECTION 3.27. Certain Business Practices. Neither any China Online Company nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the China Online Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in any country, which is in any manner illegal under any Law of any country having jurisdiction; or (c) made any payment to any customer or supplier of any China Online Company or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the China Online Business.
     SECTION 3.28. Brokers. Except for UBS, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of SINA. SINA is solely responsible for the fees and expenses of UBS.
     SECTION 3.29. Full and Accurate Disclosure. (i) As of the date hereof, the China Online F-1 Disclosure contained in the Draft Form F-1 does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) as of the Closing Date, the China Online F-1 Disclosure to be contained in the Final Form F-1 will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, other than for any untrue statement in or material omission from Non-Consented Disclosure.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF CRIC
     Except as set forth in the CRIC Disclosure Schedule, CRIC hereby represents and warrants to SINA, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as set forth below. Each exception set forth in the CRIC Disclosure Schedule is identified by reference to the specific section or subsection of this Agreement and only relates to and qualifies such section or subsection, unless it is reasonably apparent that such exception also relates to another section or subsection, in which case it will also be deemed to relate to and qualify such other section or subsection.
     SECTION 4.01. Organization and Authority of CRIC. CRIC is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. CRIC is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not (a) adversely affect the ability of CRIC to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or (b) adversely affect the ability of the CRIC Companies to conduct the CRIC Business. The execution and delivery by CRIC of this Agreement to which it is a party, the performance by CRIC of its obligations hereunder and thereunder and the consummation by CRIC of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of CRIC. This Agreement has been duly executed and delivered by CRIC, and (assuming due authorization, execution and delivery by SINA) this Agreement constitutes legal, valid and binding obligations of CRIC, enforceable against CRIC in accordance with their respective terms.
     SECTION 4.02. Subsidiaries. (a) Section 4.02(a) of the CRIC Disclosure Schedule sets forth a true and complete list of all the CRIC Companies (other than CRIC), listing for each CRIC Company its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.
     (b) Other than those CRIC Companies set forth in Section 4.02(a) of the CRIC Disclosure Schedule, there are no corporations, partnerships, joint ventures, associations or other entities in which any CRIC Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. No CRIC Company is a member of (nor is any part of the CRIC Business conducted through) any partnership nor is any CRIC Company a participant in any joint venture or similar arrangement.
     (c) Each CRIC Company (other than CRIC) that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such CRIC Company and to carry on its business as it has been and is currently conducted by such CRIC Company and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified would not (x) adversely affect the ability of CRIC or the CRIC Companies to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement or (y) adversely affect the ability of such CRIC Company to conduct its business or the CRIC Business. Each CRIC Company that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such CRIC Company and to carry on its business as it has been and is currently conducted by such CRIC Company and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified would not (x) adversely affect the ability of the CRIC Companies to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement or (y) adversely affect the ability of such CRIC Company to conduct its business or the CRIC Business.
     (d) All corporate actions taken by each CRIC Company (other than CRIC) have been duly authorized and no CRIC Company (other than CRIC) has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum or Articles of Association (or similar organizational documents). True and complete copies of the Memorandum or Articles of Association (or similar organizational documents), in each case as in effect on the date hereof, of each CRIC Company (other than CRIC) have been delivered by CRIC to SINA.
     SECTION 4.03. Capitalization. (a) As of the date hereof, the authorized capital stock of CRIC consists of 500,000,000 CRIC Shares. As of the date hereof, (i) 100,000,000 CRIC Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) no CRIC Shares are reserved for issuance pursuant to options, restricted shares and restricted share units granted pursuant to the CRIC Share Incentive Plan. None of the issued and outstanding CRIC Shares was issued in violation of any preemptive rights. Except for options, restricted shares and restricted share units issued under the CRIC Share Incentive Plan, true and correct details of which are set forth in Section 4.03 of the CRIC Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the CRIC Shares or obligating CRIC to issue or sell any CRIC Shares, or any other interest in, CRIC. There are no outstanding contractual obligations of CRIC to repurchase, redeem or otherwise acquire any CRIC Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Immediately upon consummation of the transactions contemplated by this Agreement, the Subscription Shares will be fully paid, non-assessable and free and clear of all Encumbrances. Other than as set forth in the Shareholders Agreement to be executed at Closing, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the CRIC Shares.
     (b) All the outstanding shares of capital stock of each CRIC Company (other than CRIC) that is a corporation are validly issued, fully paid, non-assessable and, except with respect to wholly owned CRIC Companies, free of preemptive rights and are owned by CRIC, whether directly or indirectly, free and clear of all Encumbrances. Except as set forth in Section 4.03(b) of the CRIC Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any CRIC Company or obligating CRIC or any CRIC Company to issue or sell any shares of capital stock of, or any other interest in, any CRIC Company. Other than as set forth in the Shareholders Agreement to be executed at Closing, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any CRIC Company.
     (c) The share register of each CRIC Company accurately records: (i) the name and address of each Person owning shares of capital stock of such CRIC Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such CRIC Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.
     (d) Immediately after the Closing, the entire issued and outstanding capital stock of China Online shall be owned, directly or indirectly, by CRIC.
     (e) Immediately after the Closing but prior to the issuance of any CRIC Shares in the IPO, (i) E-House and Modern Information Ltd. shall each be the beneficial and record owner of the number of issued and outstanding CRIC Shares set forth next to such shareholder’s name on Schedule 4.03(e) and (ii) at Closing, CRIC shall issue the Subscription Shares to SINA.
     SECTION 4.04. No Conflict. The execution, delivery and performance by CRIC of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the Memorandum or Articles of Association (or similar organizational documents) of any CRIC Company, (b) conflict with or violate any Law or Governmental Order applicable to any CRIC Company or its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any CRIC Company is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of CRIC to carry out its obligations under, and to consummate the transactions contemplated by this Agreement or (ii) adversely affect the ability of the CRIC Companies to conduct the CRIC Business.
     SECTION 4.05. Governmental Consents and Approvals. The execution, delivery and performance by CRIC of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by CRIC of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) as may be necessary as a result of any facts or circumstances relating solely to SINA or any of its Affiliates (including the China Online Companies).

     SECTION 4.06. Intellectual Property.
     (a) List of Intellectual Property. Section 4.06(a) of the CRIC Disclosure Schedule sets forth a true and complete list of all (i) CRIC Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) material unregistered trademarks and service marks included in the CRIC Owned Intellectual Property and (iii) material CRIC Products.
     (b) Ownership; Sufficiency. CRIC has sufficient rights to use the CRIC Intellectual Property in connection with the operation of the CRIC Business, all of which rights shall survive unchanged the consummation of the transactions contemplated by the Transaction Documents. The CRIC Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the CRIC Business, and there are no other items of Intellectual Property that are material to or necessary for the operation of the CRIC Business or for the continued operation of the CRIC Business immediately after the Closing in substantially the same manner as operated prior to the Closing. CRIC is the exclusive owner of all right, title and interest in and to each item of material CRIC Owned Intellectual Property, free and clear of all Encumbrances (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Encumbrance. CRIC has a valid license to use the material CRIC Licensed Intellectual Property in connection with the operation of the CRIC Business, subject only to the terms of the CRIC IP Agreements.
     (c) Validity and Enforceability. The material CRIC Owned Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting CRIC’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. The material Registered CRIC Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect CRIC’s interest therein and the chain of title thereof.
     (d) Infringement. Except as would not have a CRIC Material Adverse Effect, CRIC does not and has not and the operation of the CRIC Business and the use of the CRIC Intellectual Property and CRIC Products in connection therewith do not, and have not in the last two (2) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no action or claim pending, asserted or, to the knowledge of CRIC, threatened against CRIC concerning any of the foregoing, nor has CRIC received any notification that a license under any other Person’s Intellectual Property (other than licenses included in the CRIC IP Agreements) is or may be required to operate the CRIC Business. To the knowledge of CRIC, no Person is engaging, or has engaged in the last two (2) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any material CRIC Intellectual Property, and there is no action or claim pending, asserted or threatened by CRIC against any other Person concerning any of the foregoing.
     (e) Protection Measures. CRIC has taken reasonable measures consistent with industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the CRIC Business, including the source code for any CRIC Software or CRIC Products and all other confidential CRIC Intellectual Property. To the knowledge of CRIC, no material confidential information, trade secrets or other confidential CRIC Intellectual Property have been disclosed by CRIC to any Person except pursuant to appropriate non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential CRIC Intellectual Property confidential and to the knowledge of CRIC, no party thereto is in material default of any such agreement.
     (f) Public Software. Except as would not have a CRIC Material Adverse Effect, no Public Software has been used by the CRIC Companies in connection with any CRIC Software or CRIC Product in a manner that requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or limits the receipt of consideration in connection with the licensing or distribution of such CRIC Software or CRIC Product.
     (g) CRIC IP Agreements. CRIC has not granted nor is it obligated to grant any Person any exclusive rights in, to or under, or any right to sublicense, any material CRIC Intellectual Property. Each CRIC IP Agreement (other than agreements for Off-the-Shelf Software) (i) is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. CRIC is not in material breach of, or default under, any CRIC IP Agreement (other than agreements for Off-the-Shelf Software). To the knowledge of CRIC, no other party to any CRIC IP Agreement (other than agreements for Off-the-Shelf Software) is in breach thereof or default thereunder and CRIC has not received any notice of termination, cancellation, breach or default under any such CRIC IP Agreement.
     (h) IT Assets. The IT Assets owned by or licensed, pursuant to valid and enforceable license agreements, to the CRIC Companies (including the CRIC Software) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the CRIC Business. To the knowledge of CRIC, the IT Assets owned by or licensed to CRIC are free from material bugs or other defects and do not contain any viruses. The CRIC Companies have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices, and, to the knowledge of CRIC and except as has not had or would not have a material impact on the CRIC Companies or the CRIC Business, no Person has gained unauthorized access to any IT Assets owned or licensed by the CRIC Companies.
     SINA acknowledges that in the event of a conflict between the representations and warranties contained in this Section 4.06 and any other representations and warranties contained in this Agreement with respect to Intellectual Property, including infringement, misappropriation or other violation of Intellectual Property the representations and warranties contained in this Section 4.06 shall govern.
     SECTION 4.07. Customers. Listed in Section 4.07 of the CRIC Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the

CRIC Business for the six-month period ended June 30, 2009 and the amount for which each such customer was invoiced during such period. CRIC has not received any notice and does not have any reason to believe that any significant customer of the CRIC Business has ceased, or will cease, to use the products or services of CRIC, or has substantially reduced, or will substantially reduce, the use of such products or services at any time. None of the customers listed in Section 4.07 of the CRIC Disclosure Schedule is an Affiliate of any CRIC Company.
     SECTION 4.08. Related Party Transactions. Except as set forth in Section 4.08 of the CRIC Disclosure Schedule, there are no contracts, agreements, arrangements, understandings, transactions or proposed transactions between any CRIC Company, on the one hand, and any shareholder or Affiliate, on the other hand (any such transaction, a “CRIC Related Party Transaction”). All CRIC Related Party Transactions were entered into on terms and conditions as favorable to such CRIC Company as would have been obtainable by it at the time in a comparable arm’s length transaction with an unrelated party.
     SECTION 4.09. Taxes. (a) (i) All Tax Returns required to be filed by or with respect to each of the CRIC Companies have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of each of the CRIC Companies been timely paid other than those (x) currently payable in the ordinary course of business without penalty or interest or (y) being contested in good faith by appropriate proceedings as of the date hereof; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Authority; (v) there are no pending Actions for the assessment or collection of Taxes against any of the CRIC Companies; (vi) there are no Tax liens on any assets of any of the CRIC Companies; (vii) each of the CRIC Companies has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (viii) none of the CRIC Companies is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns; and (ix) none of the CRIC Companies has any liability for the Taxes of any Person (other than another CRIC Company).
     (b) Each of the CRIC Companies has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authority. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of CRIC after due inquiry, threatened.
     SECTION 4.10. Full and Accurate Disclosure. (i) As of the date hereof, the Draft Form F-1 does not contain an untrue statement by CRIC of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) as of the Closing Date, the Final Form F-1 will not contain, an untrue statement by CRIC of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that for all purposes under each of (i) and (ii), the representations and warranties set forth in this Section 4.10 shall not address or cover, and CRIC shall not be liable, in any manner whatsoever, with respect to, any untrue statement of a material fact or omission to state a material fact therein to the extent such untrue statement is contained in, or such an omission constitutes an omission from, any China Online F-1 Disclosure.
     SECTION 4.11. Certain Business Practices. Neither any CRIC Company nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the CRIC Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in any country, which is in any manner illegal under any Law of any country having jurisdiction; or (c) made any payment to any customer or supplier of any CRIC Company or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the CRIC Business.
     SECTION 4.12. Brokers. Except for Credit Suisse, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CRIC. CRIC shall be solely responsible for payment of the fees and expenses of Credit Suisse.
ARTICLE V
ADDITIONAL AGREEMENTS
     SECTION 5.01. Conduct of Business Prior to the Closing. (a) SINA covenants and agrees that, except as described in Section 5.01(a) of the SINA Disclosure Schedule, between the date hereof and the time of the Closing, no China Online Company shall conduct its business other in the ordinary course consistent with its prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the SINA Disclosure Schedule, China Online shall (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their commercially reasonable to (A) preserve intact its business organizations and the business organization of the China Online Business, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the China Online Companies and the CRIC Business, and (C) preserve its current relationships with its customers, suppliers and other persons with which it has had significant business relationships; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of SINA to be untrue or result in a breach of any covenant made by SINA in this Agreement. Except as described in Section 5.01(a) of the SINA Disclosure Schedule or as required or contemplated hereunder, SINA covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of CRIC, no China Online Company will:
    (i) permit or allow any of the China Online Assets to be subjected to any Encumbrance, other than as disclosed in the China Online Financial Statements, China Online Interim Financial Statements or Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;
    (ii) except in the ordinary course of business consistent with past practice, pay or otherwise discharge any Liability related to any China Online Company;
    (iii) write down or write up (or fail to write down or write up in accordance with GAAP consistent with past practice) the value of any China Online Receivables or revalued any of the China Online Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;
    (iv) make any change in any method of accounting or accounting practice or policy used by it, other than such changes required by GAAP and set forth in Section 5.01(a) of the SINA Disclosure Schedule;
    (v) amend, terminate, cancel or compromise any of its material claims or waive any other rights of substantial value to it;
    (vi) issue, grant, sell, purchase or repurchase any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of any China Online Company;
    (vii) redeem any of the capital stock or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of any China Online Company or otherwise, other than dividends, distributions and redemptions declared, made or paid by any China Online Company solely to any other China Online Company;
    (viii) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;
    (ix) make any capital expenditure or commitment for any capital expenditure in excess of $2,000,000 individually or $5,000,000 in the aggregate;
    (x) issue any sales orders or otherwise agree to make any purchases involving exchanges in value in excess of $2,000,000 individually or $10,000,000 in the aggregate;
    (xi) make any material change in the customary methods of its operations, including practices and policies relating to purchasing, marketing, selling and pricing;

    (xii) make, revoke or change any material Tax election or method of Tax accounting or settle or compromise any material liability with respect to its Taxes;
    (xiii) incur any Indebtedness in excess of $1,000,000 individually or $3,000,000 in the aggregate;
    (xiv) make any loan to, guarantee any Indebtedness of, or otherwise incur any Indebtedness on behalf of, any Person, other than a China Online Company;
    (xv) (x) other than in the ordinary course of business consistent with past practice, grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any current or former employee, director, officer, consultant or independent contractor of the China Online Business, including any increase, or other change pursuant to any China Online Plan or (y) grant, establish, increase, promise to increase or accelerate vesting or exercisability of any benefits under any China Online Plan, in either case except as required by Law or any collective bargaining agreement;
    (xvi) other than in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or transaction with any current or former director, officer, employee of the China Online Business or any of its shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);
    (xvii) other than in the ordinary course of business consistent with past practice, terminate, discontinue, close or dispose of any facility or other business operation, or lay off any employees or implement any early retirement, separation or redundancy program or announce or plan any such action or program for the future;
    (xviii) permit to lapse or become abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, any China Online Company has any right, title, interest or license;
    (xix) (x) allow any material China Online Permit that was issued to or relates to any China Online Company or otherwise relates to the China Online Business to lapse or terminate or (y) fail to renew any insurance policy or material China Online Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;
    (xx) amend, modify or consent to the termination of any China Online Material Contract or the rights of any China Online Company thereunder;
    (xxi) amend or restate the Memorandum or Articles of Association (or other organizational documents) of any China Online Company;
    (xxii) (w) abandon, sell, assign, or grant any security interest in or to any material China Online Intellectual Property, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and Taxes to maintain and protect its interest in such Intellectual Property, (x) granted to any third party any license with respect to any such Intellectual

Property, other than non-exclusive licenses to China Online Products in the ordinary course of its business consistent with past practice, (y) develop, create or invent any China Online Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Balance Sheet Date), or (z) disclose, or allow to be disclosed, any material confidential China Online Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; or
    (xxiii) agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.01(a) or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.01(a), except as expressly contemplated by this Agreement and the Ancillary Agreements.
     (b) CRIC covenants and agrees that, except as described in Section 5.01(b) of the CRIC Disclosure Schedule, between the date hereof and the time of the Closing, no CRIC Company shall conduct its business other in the ordinary course consistent with its prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(b) of the CRIC Disclosure Schedule, CRIC shall (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their commercially reasonable efforts to (A) preserve intact its business organizations and the business organization of the CRIC Business, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the CRIC Companies and the CRIC Business, and (C) preserve its current relationships with its customers, suppliers and other persons with which it has had significant business relationships; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of CRIC to be untrue or result in a breach of any covenant made by CRIC in this Agreement. Except as described in Section 5.01(b) of the CRIC Disclosure Schedule or as required or contemplated hereunder, including as set forth in Sections 5.05 and 5.11 hereof, CRIC covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of SINA, no CRIC Company will:
    (i) permit or allow any of the CRIC Assets to be subjected to any Encumbrance, other than as disclosed in the CRIC Financial Statements, Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;
    (ii) except in the ordinary course of business consistent with past practice, pay or otherwise discharge any Liability related to any CRIC Company;
    (iii) write down or write up (or fail to write down or write up in accordance with GAAP consistent with past practice) the value of any receivables or revalue any of the CRIC Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

    (iv) make any change in any method of accounting or accounting practice or policy used by it, other than such changes required by GAAP and set forth in Section 5.01(b) of the CRIC Disclosure Schedule;
    (v) amend, terminate, cancel or compromise any of its material claims or waive any other rights of substantial value to it;
    (vi) issue, grant, sell, purchase or repurchase any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of any CRIC Company;
    (vii) redeem any of the capital stock or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of any CRIC Company or otherwise, other than dividends, distributions and redemptions declared, made or paid by any CRIC Company solely to any other CRIC Company;
    (viii) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;
    (ix) make any capital expenditure or commitment for any capital expenditure in excess of $2,000,000 individually or $5,000,000 in the aggregate;
    (x) issue any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $2,000,000 individually or $10,000,000 in the aggregate;
    (xi) make any material change in the customary methods of its operations, including practices and policies relating to purchasing, marketing, selling and pricing;
    (xii) make, revoke or change any material Tax election or method of Tax accounting or settle or compromise any material liability with respect to its Taxes;
    (xiii) incur any Indebtedness in excess of $1,000,000 individually or $3,000,000 in the aggregate;
    (xiv) make any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person other than a CRIC Company;
    (xv) (i) other than in the ordinary course of business consistent with past practice, grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any current or former employee, director, officer, consultant or independent contractor of the CRIC Business, including any increase or other change pursuant to any employee benefit plan, program or arrangement or (ii) grant, establish, increase, promise to increase or accelerate vesting or exercisability of any benefits under any employee benefit plan, program or arrangement, in either case except as required by Law or any collective bargaining agreement;
    (xvi) other than (x) in the ordinary course of business consistent with past practice or (y) as is deemed necessary by CRIC in connection with the IPO, enter into any agreement, arrangement or transaction with any current or former director, officer, employee of the CRIC Business or any of its shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);
    (xvii) other than in the ordinary course of business consistent with past practice, terminate, discontinue, close or dispose of any facility or other business operation, or lay off any employees or implement any early retirement, separation or redundancy program or announce or plan any such action or program for the future;
    (xviii) permit to lapse or become abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, any CRIC Company has any right, title, interest or license;
    (xix) (i) allow any material CRIC Permit that was issued to or relates to any CRIC Company or otherwise relates to the CRIC Business to lapse or terminate or (ii) fail to renew any insurance policy or material CRIC Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;
    (xx) amend, modify or consent to the termination of any material contract or material agreement or the rights of any CRIC Company thereunder;
    (xxi) amend or restate the Memorandum or Articles of Association (or other organizational documents) of any CRIC Company;
    (xxii) (x) abandon, sell, assign, or grant any security interest in or to any Intellectual Property, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and Taxes to maintain and protect its interest in CRIC Owned Intellectual Property, (y) granted to any third party any exclusive license with respect to any CRIC Owned Intellectual Property, or (z) disclose, or allow to be disclosed, any confidential material CRIC Owned Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, except, in the case of each of (x), (y) and (z), as has not had a CRIC Material Adverse Effect;
    (xxiii) agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.01(b) or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.01(b), except as expressly contemplated by this Agreement and the Ancillary Agreements.
     SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, CRIC shall cause its officers, directors, employees, agents,

representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of SINA reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of CRIC and to those officers, directors, employees, agents, accountants and counsel, except, in the case of counsel, as would be deemed a waiver of privilege, of CRIC who have any knowledge relating to CRIC or the CRIC Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of SINA such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of CRIC and the CRIC Business (or legible copies thereof) as SINA may from time to time reasonably request.
     (b) From the date hereof until the Closing, upon reasonable notice, SINA shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of CRIC reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of SINA, China Online and the China Online Companies (and to the extent related to the China Online Business, also of SINA WOFE or Beijing SINA) and to those officers, directors, employees, agents, accountants and counsel, except, in the case of counsel, as would be deemed a waiver of privilege, of SINA, China Online and the China Online Companies who have any knowledge relating to China Online, the China Online Companies, the China Online Business and any SINA information related to the China Online Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of CRIC such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of China Online, the China Online Companies, the China Online Business or any SINA information related to the China Online Business (or legible copies thereof) as CRIC may from time to time reasonably request.
     (c) In order to facilitate the resolution of any claims made by or against or incurred by SINA after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, CRIC shall (i) retain the books and records of CRIC which relate to the CRIC Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to SINA and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of SINA reasonable access (including the right to make photocopies, at the expense of SINA), during normal business hours, to such books and records.
     (d) In order to facilitate the resolution of any claims made by or against or incurred by CRIC after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, SINA shall (i) retain the books and records of SINA which relate to the CRIC Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to CRIC and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of CRIC reasonable access (including the right to make photocopies, at the expense of CRIC), during normal business hours, to such books and records.
     SECTION 5.03. Notice of Developments. Prior to the Closing, CRIC and SINA shall promptly notify the other party in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of CRIC or SINA, as the case may be, in this Agreement or which could have the effect of making any representation or warranty of CRIC or SINA, as the case may be, in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of CRIC or SINA, as the case may be; provided, in each case, that no such notification shall affect the representations and warranties, covenants or agreements of either CRIC or SINA or relieve either CRIC or SINA of any liability for breach of any such representation, warranty, covenant or agreement or affect the remedies available to the other party hereunder, including under Article VIII hereof.
     SECTION 5.04. Release. Prior to Closing, each of SINA and China Online shall execute waivers (the Mutual Waivers”), identical in form and substance, to the effect that as of the Closing, SINA, with respect to China Online and China Online, with respect to SINA, in each case, on its own behalf and on behalf of each of its present and former Affiliates (excluding, in the case of SINA, the China Online Companies) and all persons claiming by or through them (the “Releasing Parties”) unconditionally and irrevocably waives, releases, discharges and agrees to hold harmless, in the case of SINA, China Online and the other China Online Companies, and in the case of China Online, SINA, and in each case, each of their respective officers, directors, employees, agents, representatives (in their capacity as officers, directors, employees, agents or representatives), and their respective heirs, legal representatives, successors and assigns and any and all of the foregoing (collectively, the “Released Parties”) from any and all Actions which any of the Releasing Parties ever had, now have or hereafter can, shall or may have against the Released Parties; and further agrees to waive and release (to the maximum extent permitted by law) any and all claims, rights or defenses that it may have under the Law of any applicable jurisdiction that may otherwise limit or restrict the effectiveness or scope of the release granted hereunder; provided, however that the foregoing provisions of this Section 5.04 shall not apply to or affect any obligations or liabilities which arise or are incurred pursuant to (i) the Transaction Documents (including this Agreement and the Ancillary Agreements); or (ii) any agreements or transactions entered into following the Closing; or (iii) accounts payable for license fees owing but not yet due in the ordinary course of business under the licensing agreements set forth in Schedule 5.04, which licensing agreements are to be amended and restated on the Closing Date pursuant to the Ancillary Agreements.
     SECTION 5.05. Amendment of Memorandum and Articles of Association. Following the date hereof, CRIC shall take all necessary action to, with effect as of the Closing, duly execute an amendment to its Memorandum and Articles of Association (or similar organizational documents) to provide, among other things, that (i) any contract or agreement (and any modification or amendment thereto) between or among any CRIC Company, on the one hand, and any Affiliate thereof, on the other hand, with a value exceeding the greater of (A) $10,000,000 and (B) more than 5% of the total revenues of CRIC in the most recent fiscal year for which CRIC’s audited consolidated financial statements are available, be subject to the approval of a majority of the disinterested members of the Board of Directors of CRIC (such process, the “Related Party Transaction Approval Process”) and (ii) any modification or amendment to the Related Party Transaction Approval Process be a matter requiring the approval of not less than three-fourths of the members of the Board of Directors of CRIC.

     SECTION 5.06. Form F-1. CRIC shall, not less than five (5) Business Days prior to the date that CRIC files the Final Form F-1 with the SEC (the “Public Filing Date”), furnish to SINA or its counsel the latest draft of the Final Form F-1 as of such date and all amendments and supplements thereto until the Public Filing Date. CRIC shall also furnish to SINA or its counsel drafts of the pre-effective amendments to the Final Form F-1 to be filed with the SEC after the Public Filing Date. SINA shall have the right to provide CRIC with any comments it may have to such drafts, but only to the extent that such comments relate to disclosures with respect to China Online F-1 Disclosure. SINA shall ensure that all such comments are provided in a prompt manner, having regard to the IPO timetable and IPO marketing process. If CRIC determines that it does not wish to incorporate into the Final Form F-1 (including any such pre-effective amendment) any comments so provided by SINA with the respect to the China Online F-1 Disclosure to be included therein, CRIC and SINA (or their respective counsel) shall promptly discuss such comments in good faith and attempt to agree on amendments to deal with such comments such that SINA consents to such amendments or agrees to withdraw such comments. For its part, SINA will cooperate with CRIC and its counsel in such process and shall not unreasonably withhold, delay or condition its consent (having regard to the IPO timetable and IPO marketing process). Any information with respect to which SINA reasonably withholds consent for inclusion into the Final Form F-1 but which CRIC nevertheless includes in the Final Form F-1 shall constitute “Non-Consented Disclosure.”
     SECTION 5.07. Confidentiality.
     (a) Each of SINA and CRIC acknowledge that SINA and CRIC have previously executed a mutual non-disclosure agreement dated July 23, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall notwithstanding its terms continue in full force and effect until the Closing or, if this Agreement is terminated pursuant to Article VIII, the first (1st) anniversary of the termination of this Agreement. In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby, shall be subject to the Confidentiality Agreement.
     (b) Following the Closing, (i) SINA shall, and shall cause its Affiliates and its and its Affiliates’ respective officers, directors, agents and representatives to, treat and hold as confidential all CRIC Post-Closing Information and not to use any CRIC Post-Closing Information other than for the benefit of CRIC and its Subsidiaries or as otherwise permitted under the Ancillary Agreements; and (ii) CRIC shall, and shall cause its Affiliates and its and its Affiliates’ respective officers, directors, agents and representatives to, treat and hold as confidential all SINA Post-Closing Information and not to use any SINA Post-Closing Information other than for the benefit of SINA and its Subsidiaries or as otherwise permitted under the Ancillary Agreements; provided, however that the foregoing restrictions shall not apply to any CRIC Post-Closing Information (in the case of (i)) or SINA Post-Closing Information (in the case of (ii)), which (i) was publicly known by the recipient of such information or its Affiliates or their respective officers, directors, agents and representatives (each a “Recipient”) at the time of communication thereof by the disclosing party; (ii) becomes publicly known through no fault of the Recipient, subsequent to the time of the communication thereof by the disclosing party to the Recipient; (iii) is developed by the Recipient independently of and without reference to any of the disclosed information or any other information that the disclosing party disclosed in confidence to any third party; (iv) is required to be disclosed by an applicable Law or any Governmental Order binding on the Recipient provided that (A) the Recipient provides the disclosing party with prompt written notice of such requirement so that the disclosing party may at its own cost seek a protective order or other remedy; (B) in the event that such protective order or other remedy is not obtained, the Recipient shall furnish only that portion of such information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.
     (c) The parties agree and acknowledge that remedies at law for any breach of obligations under this Section 5.07 are inadequate and that in addition thereto the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.
     SECTION 5.08. China Online Companies. From the date hereof, SINA and CRIC shall use commercially reasonable efforts to discuss and agree upon amendments to the China Online Control Agreements, with effect as of the Closing, to conform them with the agreements, contracts and instruments enabling CRIC to effect control over and consolidate with its financial statements Shanghai Tian Zhuo Advertising Co., Ltd., in form and substance reasonably satisfactory to SINA. SINA shall take all actions necessary to ensure that, as of the Closing Date, the China Online Domestic Entity shall have obtained an updated business license from the State Administration for Industry and Commerce evidencing ownership of 100% equity interest in the China Online Domestic Entity by a nominee or nominees acceptable to CRIC in its sole discretion.
     SECTION 5.09. Transfer of China Online Trademarks. On or prior to Closing, SINA shall file with the relevant Governmental Authorities documents necessary to assign any and all of SINA’s right, title and interest in and to the Transferred Trademarks to CRIC or a China Online Company, as reasonably requested by CRIC.
     SECTION 5.10. Data from Third Party Providers. CRIC shall use commercially reasonable and practical efforts to mitigate the risk that the use by any CRIC Company of data received from third party providers will infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person in each case, in any material manner.
     SECTION 5.11. China Online Shareholders’ Agreement. Each of the parties hereto agrees and shall use all reasonable efforts to take, or cause to be taken, all appropriate action to terminate, effective as of the Closing, the shareholders’ agreement, dated as of February 24, 2008, by and among SINA, E-House, E-House Info and China Online.
     SECTION 5.12. Employee Benefits.
     (a) Prior to the Closing Date, CRIC shall effect a reverse stock split of all issued and outstanding CRIC Shares, pursuant to which each then issued and outstanding CRIC Share shall automatically convert into one-half of a CRIC Share.
     (b) As of the Closing Date, and following the reverse stock split referred to in Section 5.12(a), each outstanding option to purchase one (1) China Online Share under the China Online Stock Option Plan, whether or not vested (each a “China Online Option”), shall be automatically converted into an option to purchase one (1) CRIC Share (an “Adjusted Option”) on the same terms and conditions as were set forth in the China Online Stock Option Plan and the applicable grant or option agreement (including terms and conditions as to vesting, exercisability and exercise price), except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated in this Agreement.
     (c) Each employee, director or consultant of SINA or any of its Subsidiaries (each, a SINA Employee”) who holds a China Online Option immediately prior to the Closing shall, to the extent not vested, continue to receive credit for vesting purposes with respect to any Adjusted Option for services performed by such SINA Employee on or after the Closing Date and shall not incur a termination of Service (as such term is defined under the China Online Stock Option Plan) for purposes of the China Online Stock Option Plan and any applicable grant or option agreement; provided that such SINA Employee continues to provide Services to SINA or any of its Subsidiaries.
     (d) SINA and CRIC mutually agree to use their reasonable best efforts to take all actions that are necessary and appropriate to effectuate the actions contemplated by this Section 5.12.
     SECTION 5.13. Ancillary Agreements. Each of CRIC and SINA shall, and shall cause its respective Subsidiaries to, negotiate in good faith and use its respective best efforts to agree, prior to the Public Filing Date, on the form and substance of the Ancillary Agreements.
     SECTION 5.14. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.
ARTICLE VI
CONDITIONS TO CLOSING
     SECTION 6.01. Conditions to Obligations of SINA. The obligations of SINA to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
    (a) Ancillary Agreements. Each of the Ancillary Agreements shall have been agreed between the parties hereto and thereto and executed in form and substance reasonably satisfactory to SINA.
    (b) Conditions to IPO Satisfied. All conditions precedent (other than those to be satisfied contemporaneously with Closing) under the underwriting agreement for the IPO shall have been satisfied or waived in accordance with such underwriting agreement;

    (c) Market Capitalization. The Market Capitalization shall not be less than an amount to be agreed between SINA and CRIC prior to the Public Filing Date; and
    (d) Shareholding in CRIC. The Subscription Shares shall represent not less than 39% of the issued and outstanding share capital of CRIC (excluding (i) any CRIC Shares to be issued in the IPO and (ii) any CRIC Shares to be issued upon exercise, conversion or exchange of options or other securities).
     SECTION 6.02. Conditions to Obligations of CRIC. The obligations of CRIC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
    (a) Ancillary Agreements. Each of the Ancillary Agreements shall have been agreed between the parties hereto and thereto and executed in form and substance reasonably satisfactory to SINA.
    (b) Conditions to IPO Satisfied. All conditions precedent (other than those to be satisfied contemporaneously with Closing) under the underwriting agreement for the IPO shall have been satisfied or waived in accordance with such underwriting agreement; and
    (c) Market Capitalization. The Market Capitalization shall not be less than an amount to be agreed between SINA and CRIC prior to the Public Filing Date.
ARTICLE VII
INDEMNIFICATION
     SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of SINA contained in this Agreement and the Ancillary Agreements shall survive the Closing until 18 months after the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.06 and 3.07 shall survive indefinitely and (ii) the representations and warranties dealing with Tax matters shall survive until 120 days after the expiration of the relevant statute of limitations for the Tax liabilities in question. Neither the period of survival nor the liability of SINA with respect to SINA’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of CRIC. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties by CRIC to SINA, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
     (b) The representations and warranties of CRIC contained in this Agreement and the Ancillary Agreements shall survive the Closing until 18 months after the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 4.01, 4.02, 4.03, 4.04 and 4.05 shall survive indefinitely and (ii) the representations and warranties dealing with Tax matters shall survive until 120 days after the expiration of the relevant statute of limitations for the Tax liabilities in question. Neither the period of survival nor the liability of CRIC with respect to CRIC’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of SINA. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties by SINA to CRIC, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
     SECTION 7.02. Indemnification by SINA. Following the Closing, CRIC and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “CRIC Indemnified Party”) shall be indemnified and held harmless by SINA for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:
    (a) the breach of any representation or warranty made by SINA contained in this Agreement and the Ancillary Agreements (it being understood that such representations and warranties, other than the representations and warranties made by SINA contained in Section 3.29 of this Agreement, which shall be interpreted giving effect to all materiality limitations or qualifiers therein, shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “China Online Material Adverse Effect” set forth therein);
    (b) the breach of any covenant or agreement by SINA contained in this Agreement and the Ancillary Agreements; or
    (c) the failure of any representation or warranty contained in the Agreement or any Ancillary Agreement to be true and correct on the Closing Date as if given as of the Closing Date (except to the extent such representations and warranties are as of another date, in which case, the failure of any such representation and warranty to be true and correct as of that date);
provided, that for the purposes of indemnification pursuant to this Article VII with respect to a Loss suffered or incurred at a China Online Company, CRIC shall only be deemed to have suffered a Loss for which SINA is liable for indemnification under this Article VII with respect to 66% of the Loss suffered or incurred at such China Online Company (being such portion of the Loss attributable to the SINA JV Shares being purchased hereunder).
To the extent that SINA’s undertakings set forth in this Section 7.02 may be unenforceable, SINA shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the CRIC Indemnified Parties, subject to the limitations set forth in Section 7.04.
     SECTION 7.03. Indemnification by CRIC. Following the Closing, SINA and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “SINA Indemnified Party”) shall be indemnified and held harmless by CRIC for and against any and all Losses, arising out of or resulting from:
    (a) the breach of any representation or warranty made by CRIC contained in this Agreement and the Ancillary Agreements (it being understood that such representations and warranties, other than the representations and warranties made by CRIC contained in Section 4.10 of this Agreement, which shall be interpreted giving effect to all materiality limitations or qualifiers therein, shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “CRIC Material Adverse Effect” set forth therein);
    (b) the breach of any covenant or agreement by CRIC contained in this Agreement; or
    (c) the failure of any representation or warranty contained in the Agreement to be true and correct on the Closing Date as if given as of the Closing Date (except to the extent such representations and warranties are as of another date, in which case, the failure of any such representation and warranty to be true and correct as of that date).
To the extent that CRIC’s undertakings set forth in this Section 7.03 may be unenforceable, CRIC shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the SINA Indemnified Parties, subject to the limitations set forth in Section 7.04.
     SECTION 7.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02(a) or (c) or 7.03(a) or (c), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2,000,000, whereupon the Indemnifying Party shall be entitled to indemnification for the full amount of such Losses, (b) no Losses may be claimed under Section 7.02(a) or 7.03(a) by an Indemnified Party or shall be reimbursable by an Indemnifying Party or shall be included in calculating the aggregate Losses set forth in clause (a) above other than Losses in excess of $50,000 resulting from any single or aggregated claims arising out of the same facts, events or circumstances, and (c) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02(a) or 7.03(a), as the case may be, shall be an amount equal to $100,000,000.
     SECTION 7.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
     (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. If the

Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fourteen (14) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No Third Party Claim may be settled (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, except, in the case of (ii) only, where settlement of such Third Party Claim (x) includes an unconditional release of the Indemnified Party from all liability arising out of such Action, audit, demand or assessment and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party.
     SECTION 7.06. Exclusive Remedy. Following the Closing, indemnification as set forth in this Article VII shall be the exclusive remedy available, (i) to SINA, with respect to any breaches of any representations and warranties, covenants or agreement by CRIC in this Agreement, and (ii) to CRIC, with respect to any breaches of any representations and warranties, covenants or agreement by SINA in this Agreement, except in each case pursuant to Section 9.12.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:
    (a) by either SINA or CRIC if the Closing shall not have occurred by April 30, 2010 or such other date as SINA and CRIC may mutually agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this

Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
    (b) by either SINA or CRIC in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
    (c) by CRIC if SINA shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by CRIC to SINA specifying such breach;
    (d) by SINA if CRIC shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by SINA to CRIC specifying such breach; or
    (e) by the mutual written consent of the SINA and CRIC.
     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.
ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person or by messenger service, (ii) on the date of confirmation of receipt of transmission by facsimile (or, the first (1st) Business Day following such receipt if (a) such date of confirmation is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Beijing time) or (iii) on the date of confirmation of receipt if delivered by an internationally recognized overnight courier service or registered or certified mail (or, the first (1st) Business Day following such receipt if (a) such date of confirmation is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Beijing time) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to SINA:

SINA Corporation
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100090, People’s Republic of China
Facsimile: +86 10 8260 7166
Attention: Corporate Secretary

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 12th Floor East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing 100022, China Facsimile: +86 10 6563 6001 Attention: Lee Edwards, Esq.

(b)	if to CRIC:

CRIC Holdings Limited No. 383 Guangyan Road Shanghai 200072 People’s Republic of China Facsimile: +86 21 6086 7111 Attention: Ding Zuyu

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 12 Queen’s Road Central, Hong Kong Facsimile: +852 3740 4727 Attention: Jonathan B. Stone, Esq. and Z. Julie Gao, Esq.
     SECTION 9.03. Public Announcements. Other than (i) the filing with the SEC of the Form F-1, any amendments thereto and any other documents filed in connection with the Form F-1, including the filing of this Agreement and the Ancillary Agreements or (ii) any communications with the relevant stock exchange or regulators in connection with the IPO, in each case, as deemed necessary or desirable in the sole discretion of CRIC, neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     SECTION 9.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between SINA and CRIC with respect to the subject matter hereof and thereof.
     SECTION 9.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of SINA and CRIC (which consent may be granted or withheld in the sole discretion of the SINA or CRIC), as the case may be.
     SECTION 9.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, SINA and CRIC or (b) by a waiver in accordance with Section 9.08.
     SECTION 9.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 9.08 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     SECTION 9.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

     SECTION 9.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
     SECTION 9.11. Set Off. Without limiting the availability of other remedies of CRIC or SINA hereunder, the parties hereto shall be entitled to deduct and set off against obligations and liabilities owing to (i) SINA, SINA WFOE or Beijing SINA; or (ii) CRIC or China Online whether under this Agreement, the Ancillary Agreements or otherwise, any amounts owed to (i) SINA, SINA WFOE or Beijing SINA; or (ii) CRIC or China Online, respectively.
     SECTION 9.12. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereto may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     SECTION 9.13. Governing Law; Arbitration. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the state of New York (without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction).
     (b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.
    (i) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).
    (ii) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules; provided, however, that the third presiding arbitrator must be licensed to practice New York state law and in good standing with the New York State Bar, as of the date the Notice of Arbitration is received by the HKIAC Secretariat.
    (iii) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.
    (iv) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

    (v) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.
    (vi) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
     SECTION 9.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, SINA and CRIC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SINA CORPORATION

By:	/s/ Charles Chao
Name:
Title:

CRIC HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:
Title:
[Signature Page to Share Purchase Agreement]

SCHEDULE A
DRAFT FORM F-1

SCHEDULE 3.14(b)
LIST OF TRADEMARK REGISTRATIONS AND APPLICATION

Application
Trademark	Number	Applicant	Registration Authority
sinahouse.sina.com.cn	7120368	Beijing SINA Internet Information Service Co., Ltd.	PRC Trademark Bureau

sina	7120374	Beijing SINA Internet Information Service Co., Ltd.	PRC Trademark Bureau

	7149838	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7149863	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7149842	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7149865	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148055	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148054	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148053	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148052	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148051	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148050	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148049	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148048	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148047	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148046	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

my leju	7148045	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

my leju	7148044	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

my leju	7148043	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

my leju	7148042	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148041	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148040	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148039	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148038	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	Application
Trademark	Number	Applicant	Registration Authority
	7148037	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148036	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148014	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	7148015	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

sinahouse.sina.com.cn	7121842	SINA.com Online	PRC Trademark Bureau

sinahouse.sina.com.cn	7121843	SINA.com Online	PRC Trademark Bureau

sinahouse.sina.com.cn	7121844	SINA.com Online	PRC Trademark Bureau

sina	7121845	SINA.com Online	PRC Trademark Bureau

sina	7121846	SINA.com Online	PRC Trademark Bureau

sina	7121847	SINA.com Online	PRC Trademark Bureau

	6531212	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	6531211	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

leju	6531210	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

leju	6531209	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

leju	6531208	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	6535608	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	6535607	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

	6535606	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

ileju	6535605	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

ileju	6535604	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

ileju	6535636	SINA.com Technology (China) Co. Ltd.	PRC Trademark Bureau

SCHEDULE 4.03(e)
LIST OF SHAREHOLDERS POST-CLOSING

Shareholder	Number of CRIC Shares Held

E-House (China) Holdings Limited	71,522,222

Modern Information Ltd.	3,033,333

EXHIBIT A
SHAREHOLDERS AGREEMENT

EXHIBIT B
REGISTRATION RIGHTS AGREEMENT

Exhibit 10.29
EXECUTION VERSION
AMENDMENT AGREEMENT
     AMENDMENT (this “Amendment”), effective as of September 29, 2009, to the Share Purchase Agreement, dated as of July 23, 2009 (the “Agreement”) between SINA CORPORATION, a company organized under the laws of the Cayman Islands (“SINA”), and CHINA REAL ESTATE INFORMATION CORPORATION, a company organized under the laws of the Cayman Islands (“CRIC”). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Amendment.
WITNESSETH:
     WHEREAS, SINA and CRIC have entered into the Agreement; and
     WHEREAS, pursuant to and in accordance with Section 9.07 of the Agreement, SINA and CRIC wish to amend the Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, SINA and CRIC hereby agree as follows:
     Section 1. Amendments. The parties hereto hereby agree to the following amendments to the Agreement:
     (a) Second Recital. The reference in the second recital of the Agreement to “$1.00” as the par value of each China Online Share is hereby replaced with “$0.0002”.
     (b) Fifth Recital. The fifth recital of the Agreement is hereby amended and restated in its entirety as follows:
     “WHEREAS, on or prior to the consummation of the transactions contemplated by this Agreement, the following ancillary agreements will be entered into by the parties thereto: (i) an Amended and Restated Software License Agreement between SINA WFOE (as defined below) and Shanghai SINA Leju Information Technology Co. Ltd., a wholly-owned subsidiary of China Online HK (the “China Online WFOE”) (the “Software License Agreement”), (ii) an Amended and Restated Domain Name License Agreement between Beijing SINA Information Service Co., Ltd., a PRC limited liability company controlled by SINA (“Beijing SINA”) and Beijing Yisheng Leju Information Services Co., Ltd. (“Beijing Yisheng”) (the “Domain Name License Agreement”), and (iii) an Amended and Restated Trademark License Agreement between Beijing SINA and Beijing Yisheng (the “Trademark License Agreement”);”
     (c) Seventh Recital. The seventh recital of the Agreement is hereby amended and restated in its entirety as follows:
     “WHEREAS, CRIC (i) provides real estate information and consulting services and real estate advertising services and (ii) operates a business-to-business and business-to-consumer Internet platform targeting participants in the PRC real estate industry, as

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EXECUTION VERSION
currently conducted or contemplated to be conducted by CRIC or its Subsidiaries anywhere in the world, (the “CRIC Business”); and”
     (d) Definitions. Each of the following definitions in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:
     “China Online F-1 Disclosure” shall mean any and all information, statements or other disclosure in the Draft Form F-1 or the Final Form F-1 relating to, describing, derived from or otherwise concerning SINA, any of its Affiliates (including any China Online Company) and any director, officer or employee of any of the foregoing, or any China Online Assets, the China Online Financial Statements, China Online Interim Financial Statements and those elements of the pro forma financial statements of CRIC and China Online based upon the financial statements or financial or accounting records of China Online; provided, however, that if any pro forma adjustments are made to derive the pro forma financial statements or pro forma financial information of CRIC and China Online, such pro forma adjustments shall not be “China Online F-1 Disclosure”.
     “PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.
     Section 2. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.
     Section 3. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between SINA and CRIC with respect to the subject matter hereof and thereof.
     Section 4. Assignment. This Amendment may not be assigned by operation of law or otherwise without the express written consent of SINA and CRIC (which consent may be granted or withheld in the sole discretion of the SINA or CRIC), as the case may be.
     Section 5. No Third Party Beneficiaries. This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Amendment.
     Section 6. Governing Law; Arbitration. This Amendment and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and

2

EXECUTION VERSION
construed in accordance with, the laws of the state of New York (without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction).
     (a) Any dispute, controversy or claim arising out of or relating to this Amendment or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Amendment) (each a “Dispute”) shall be finally settled by arbitration.
     (b) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).
     (c) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules; provided, however, that the third presiding arbitrator must be licensed to practice New York state law and in good standing with the New York State Bar, as of the date the Notice of Arbitration is received by the HKIAC Secretariat.
     (d) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.
     (e) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).
     (f) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.
     (g) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
     Section 8. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

3

     IN WITNESS WHEREOF, SINA and CRIC have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SINA CORPORATION
By:
Name:
Title:

CHINA REAL ESTATE INFORMATION CORPORATION
By:
Name:
Title

[Signature Page to Amendment Agreement]